EXHIBIT (p)(1)


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                       FIRST AMERICAN FUNDS CODE OF ETHICS
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PROCEDURE NAME:    FIRST AMERICAN FUNDS CODE OF ETHICS
PROCESS REF. #:    FAAM 107
CONTACT:           FAAM COMPLIANCE REVIEW OFFICER
APPROVAL DATE:     6-21-00
RELATED POLICIES:  USBC 101, 102, FAAM 101, 106, 301, U.S. BANCORP CODE OF
                   ETHICS
REGULATORY RULE:   SEC 17j-1 PERSONAL INVESTMENT ACTIVITIES OF INVESTMENT
                   COMPANY PERSONNEL
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                              FIRST AMERICAN FUNDS
                                 CODE OF ETHICS

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First American Investment Funds, Inc.           American Municipal Income Portfolio Inc.
First American Strategy Funds, Inc.             Minnesota Municipal Income Portfolio Inc.
First American Insurance Portfolios, Inc.       American Municipal Term Trust Inc.
American Strategic Income Portfolio Inc.        American Municipal Term Trust Inc. II
American Strategic Income Portfolio Inc. II     American Municipal Term Trust Inc. III
American Strategic Income Portfolio Inc. III    Minnesota Municipal Term Trust Inc.
American Select Portfolio Inc.                  Minnesota Municipal Term Trust Inc. II

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                                     PURPOSE
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In an effort to prevent violations of the Investment Company Act of 1940 and the Rules and Regulations thereunder, this Code of Ethics is adopted pursuant to Rule 17j-1 of the 1940 Act, by and on behalf of the First American Funds set forth above (the "Funds"), and any additional funds that may be approved by the Board of Directors. Rule 17j-1 of the 1940 Act requires registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of such code.

The purpose of this Code is to establish policies consistent with Rule 17j-1 of the 1940 Act and with the following general principles:

     * Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

     * All Personal Securities Transactions shall be conducted consistent with this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility.

Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

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1.       DEFINITIONS

         A. "Access Person" means any director or officer of the Funds. An employee of the Funds' investment adviser or any sub-adviser is not an Access Person under this Code of Ethics.

         B. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16a-1(a)(2) of the 1934 Act. This means that a person should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power with respect to such Security.

                  Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following Securities:

                  (1)      Securities held in the person's own name;

                  (2) Securities held with another in joint tenancy, community property, or other joint ownership;

                  (3) Securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

                  (4) Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

                  (5) Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;

                  (6) Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

                  (7) Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

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                  (8) Securities held by a general partnership or limited partnership in which the person is a general partner;

                  (9) Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

                  (10) Securities in a portfolio giving the person certain performance-related fees; and

                  (11) Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

         C. "Disinterested Director" means a director of the Funds who is not an "interested person" of the Funds within the meaning of
                  Section 2(a)(19) of the 1940 Act.

         D. "FAAM Compliance" means the department within U.S. Bank National Association responsible for monitoring compliance with the requirements of the Code of Ethics.

         E. "Insider Trading" means the use of Material Non-Public Information to trade in a Security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

                  (1) trading in a Security by an Access Person, while in possession of Material Non-Public Information;

                  (2) trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

                  (3) communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.

         F. "Material Non-Public Information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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         G. "Security" shall have the same meaning as it has in Section 2(a)(36) of the 1940 Act, but excluding direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

         H. "1940 Act" means the Investment Company Act of 1940, as amended.

2.       PROHIBITED SECURITIES TRANSACTIONS

         A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

                  (1) Employ any device, scheme or artifice to defraud the Fund;

                  (2) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund; or

                  (4) Engage in any manipulative practice with respect to any Fund.

         B. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or foreseeably may result in Insider Trading.

         C. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by any Fund, or has been recommended to be purchased or sold by any Fund.

         D.       Sections 2.B. and 2.C. shall not apply to the following:

                  (1) Transactions for any account over which the Access Person has no direct or indirect influence or control;

                  (2) Involuntary transactions by the Access Person or any Fund;

                  (3) Purchases under an automatic dividend reinvestment plan; or

                  (4) Purchases effected by the exercise of rights, issued by an issuer PRO-RATA to all

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                           holders of a class of its securities, to the extent such rights were acquired from such issuer.

3.       REPORTS

         A. Subject to subsection B. below, each Access Person shall make the following reports required by Rule 17j-1(d) under the 1940
                  Act:

                  (1) Initial and Annual Securities Holdings Reports. Within 10 calendar days of becoming an Access Person, and annually thereafter as required by the Adviser, Access Persons shall disclose all personal Security holdings other than Securities set forth in Section 2 (Exempted Securities) of this Code. Compliance with this ongoing reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 30 days of being received by FAAM Compliance. Reports for Securities not included in such brokerage statements shall be submitted annually and contain:

                           a. the title, number of shares, and principal amount of each Security in which the Access person has any Beneficial Ownership;

                           b. the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

                           c. the date the report is submitted by the Access Person.

                  (2) Quarterly Transaction Reports. Access Persons shall report quarterly all transactions in Securities in which each has, or by reason of such transactions acquires, any Beneficial Ownership during the previous quarter. (In the event no reportable transactions occurred during the quarter, the report should be so noted and returned.) Quarterly reports shall be made no later than 10 days after the end of the calendar quarter and contain:

                           a. the date of each transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Security;

                           b. the nature of each transaction (i.e., purchase, sale, or any type of acquisition or disposition);

                           c. the price of the Security at which each transaction was effected;

                           d. the name of the broker, dealer or bank with or through which each transaction was effected;

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                           e. the name of any broker, dealer, or bank with whom the Access Person established an account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

                           f. the date the report is submitted by the Access Person.

         B. A Disinterested Director need only report transactions in a Security if such Disinterested Director knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as director, should have known during the 15 day period immediately preceding or after the date of the transaction, that such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment advisor or sub-advisor. The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Funds' investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Funds' portfolio holdings, market considerations, or the Funds' investment policies, objectives and restrictions.

4.       ENFORCEMENT

         A. FAAM Compliance shall review reports filed under this Code of Ethics to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of this Code of Ethics by any other person covered by this Code of Ethics shall bring the matter to the attention of FAAM Compliance.

         B. Each violation of or issue arising under this Code of Ethics shall be reported to the Board of Directors of the Funds at or before the next regular meeting of the Board.

         C. The Board of Directors of the Funds may impose such sanctions or penalties upon a violator of this Code of Ethics as it deems appropriate under the circumstances.

5.       RECORDKEEPING

         FAAM Compliance shall maintain the appropriate records and reports related to this Code of Ethics as required by Rule 17j-1(d) under the 1940 Act.